NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000
Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY REPORTS RESULTS
FOR THE FOURTH QUARTER OF 2007

Midland, Texas - April 16, 2008 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three and twelve months ended December 31, 2007.

Fourth Quarter Results

Revenue for the fourth quarter of 2007 increased 142% to $183.1 million compared to revenue of $75.7 million for the fourth quarter of 2006. The $107.4 million increase in revenue was primarily due to a 26% increase in sales volumes to 171.9 million gallons, and a substantial increase in selling prices for fuel and lubricant products. The Reamax acquisition, effective May 1, 2007, the Propane Direct acquisition, effective July 1, 2007 and the Cardlock Fuels System acquisition, effective October 1, 2007 each contributed to the volume increase.

Also in the fourth quarter of 2007, cost of sales increased $103.6 million to $168.9 million compared to the same period in 2006. This increase was primarily due to increases in crude oil prices, and thus the cost of the product purchases, as well as increases in volume. Gross profit increased to $14.1 million, while operating income declined to a loss of $3.2 million in the 2007 fourth quarter, due to a significant increase in expenses. The increase in operating expenses were primarily associated with the businesses acquired in 2007 and additional expenses related to fleet operating costs, repairs and maintenance costs, and fleet upgrades.

Net loss applicable to common equity was $3.7 million, net of a $247,000 preferred stock dividend, for the fourth quarter of 2007, versus net loss applicable to common equity of $107,000, net of a $255,000 preferred stock dividend, for the same period in 2006. Diluted loss per share in the fourth quarter of 2007 was $0.09 on weighted average shares outstanding of 40.6 million, compared to net loss of $0.01 per diluted share for the fourth quarter of 2006 on weighted average shares outstanding of 13.8 million.

EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the fourth quarter of 2007 was a negative $862 thousand, compared to EBITDA of $2.6 million in the fourth quarter of 2006. A reconciliation of EBITDA to net income is provided at the end of this release.

“In 2007, we invested significantly to expand our business and equip the Company for the future,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “Through these investments we acquired 35 card lock sites, doubled our propane volumes through the Propane Direct acquisition, built or acquired 4 bulk fuel sites, and expanded and upgraded our truck fleet by taking delivery of 35 new trucks and equipping them with mobile data terminals. As a result, our sales volumes increased 30%, we added over 10,000 new customers and broadened our reach into new territories and new business lines. We also incurred significantly higher operating costs during the period, primarily related to higher payroll expenses, costs associated with our expanded truck fleet and integration costs of the new businesses, including audits, legal and other expenses which caused us to incur an operating loss. Although our objective is to continue to build a premier single source provider of fuel and lubricants, in 2008 we are focused on better balancing our growth and expenses.

“Following this significant expansion, we are now focusing on implementing a new operating structure where we have segmented the business into four working strategic business units that are designed to maximize our margins in each business sector while minimizing our expenses,” added Mr. McArthur. “In addition, a number of the integration expenses and certain technology costs that we incurred throughout 2007 were one time in nature and should begin to have a positive impact on our results. We expect that through the integration of our technologies and this new structure, in the second half of 2008 we should return to the profitability that we enjoyed in prior years.

“In 2008, we expect to benefit from a robust drilling industry, and as our customer base continues to demand higher levels of professional service, convenience and greater data reporting capabilities, we believe our competitive advantages and the investments we have made in our operations will benefit all of our stakeholders. Our dramatically expanded fleet card business has positioned us to allow fleet customers to use our fuel access cards at our sites, plus 180,000 other locations.

“We remain enthusiastic about our future and the future of the fuel distribution industry. We believe that our economies of scale, established enterprise systems and diversified business model should prove to be a significant advantage as we compete in a high commodity price environment,” concluded Mr. McArthur.

Twelve Month Results

Revenue for the twelve months ended December 31, 2007 increased 33% to $446 million compared to revenue of $335 million for the same period of 2006. Net volume increases accounted for 83% of the $111 million revenue growth while increased sales price accounted for 17% of the change. The Reamax acquisition, effective May 1, 2007, the Propane Direct acquisition, effective July 1, 2007 and the Cardlock Fuels System acquisition, effective October 1, 2007 each contributed to the volume increase.

Cost of sales increased $105.5 million or 36% for the year ended December 31, 2007 as compared to the same period in 2006. Increases in crude oil prices, and thus the cost of the product purchases, accounted for 18% of the increase, with 82% of the change attributable to net increases in volume.

Net loss applicable to common equity was $6.2 million, net of a $1.0 million preferred stock dividend, for the twelve months of 2007, versus net income applicable to common equity of $868,000, net of a $737,000 preferred stock dividend, for the same period in 2006. Diluted loss per share in 2007 was $0.30 on weighted average shares outstanding of 21.0 million, compared to a net loss of $0.06 per diluted share for 2006 on weighted average shares outstanding of 13.5 million. EBITDA for 2007 was $4.0 million, compared to EBITDA of $10.6 million in 2006.

Conference Call

United Fuel will host a conference call to discuss its 2007 fourth quarter results and recent developments at 11:00 a.m. Eastern (10:00 a.m. Central) tomorrow, April 17, 2008. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2143 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through April 24, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11112827#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to
http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net income to EBITDA follows:

Reconciliation of Net Income to EBITDA
(in thousands)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006

Net income (loss) applicable to common	$(3,701)	$(107)	$(6,220)	$868
Preferred stock dividend	247	255	1,007	737
Net income (loss)	(3,454)	148	(5,213)	1,605
Less:
Depreciation and amortization	1,398	819	3,611	2,486
Interest expense	1,685	1,194	5,284	4,612
Income tax expense (benefit)	(1,061)	234	(2,038)	1,099
Other noncash expenses	570	207	2,399	843
EBITDA	$(862)	$2,602	$4,043	$10,645

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Quarter ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Revenues
Sales	$182,540	$74,489	$442,725	$331,258
Other	511	1,226	3,313	3,851
Total revenues	183,051	75,715	446,038	335,109

Cost of Sales	168,929	65,301	399,927	294,387

Gross Profit	14,122	10,414	46,111	40,722

Expenses
Operating	7,996	3,962	23,384	16,259
General and administrative	8,013	4,220	21,829	14,983
Depreciation, amortization and accretion	1,280	700	3,185	2,012
Total expenses	17,289	8,882	48,398	33,254

Operating Income	(3,167)	1,532	(2,287)	7,468

Other Income (Expense)
Interest expense	(1,685)	(1,194)	(5,284)	(4,612)
Amortization of debt issue costs	(101)	(119)	(426)	(474)
Other income (expense), net	438	163	746	322
Total other income (expense)	(1,348)	(1,150)	(4,964)	(4,764)

Income Before Income Taxes	(4,515)	382	(7,251)	2,704

Income Tax Expense	(1,061)	234	(2,038)	1,099

Net Income	$(3,454)	$148	$(5,213)	$1,605
Cumulative Preferred Stock Dividend	$247	$255	$1,007	$737
Net Income Applicable to Common Equity	$(3,701)	$(107)	$(6,220)	$868

Net income per common share:
Basic	$(0.09)	$(0.01)	$(0.30)	$(0.06)
Diluted	$(0.09)	$(0.01)	$(0.30)	$(0.06)

Weighted average common shares outstanding:
Basic	39,466	13,679	20,796	13,375
Diluted	40,605	13,834	20,999	13,530

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$4,096	$3,951
Accounts receivable, net	91,031	47,025
Other receivables	421	1,583
Inventories, net of allowance	16,512	11,559
Prepaid expenses	1,738	982
Deferred taxes	417	592
Total current assets	114,215	65,692

PROPERTY, PLANT AND EQUIPMENT, net	41,606	22,972

OTHER ASSETS
Cash value of life insurance	2,839	2,744
Goodwill	24,844	2,028
Debt issuance costs, net	1,857	537
	2,626	-
Other	1,439	202
Total other assets	33,605	5,511
	$189,426	$94,175

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$3,605	$1,832
Accounts payable	25,602	17,015
Accounts payable to related parties	21,563
Accrued and other current liabilities	4,755	3,538
Accrued income taxes	1,563	836
Total current liabilities	57,088	23,221

OTHER LIABILITIES
Long-term debt, less current maturities	80,551	47,968
Asset retirement obligations	184	172
Deferred income taxes	-	1,501
Other liabilities	1,534	-
Total other liabilities	82,269	49,641

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - par value $0.001; 5,000,000 shares authorized; 12,800 shares issued and 12,600 shares outstanding at December 31, 2007; 12,800 shares
issued and outstanding at December 31, 2006	-	-
Common stock - $0.001 par value, 55,000,000 shares authorized; 40,045,297 issued and outstanding at December 31, 2007; 13,748,202 shares issued
and outstanding at December 31, 2006	40	14
Paid-in capital	53,987	19,037
Retained earnings	(3,958)	2,262
Total stockholders' equity	50,069	21,313

	$189,426	$94,175

# # #